281,497 Shares

                              SofTech, Inc.

                              Common Stock

                             _______________

      All of the shares (the "Shares") of common stock, $0.10 par value per share of SofTech, Inc. (the "Common Stock"), offered hereby are being registered for the account of certain stockholders of SofTech, Inc. ("SofTech" or the "Company"), or their pledgees, named herein (the "Selling Stockholders"). See "Plan of Distribution" and "Selling Stockholders."

      The Selling Stockholders, directly or through agents, dealers or underwriters designated from time to time, may sell all or a portion of the Shares offered hereby from time to time on terms to be determined at the time of sale. To the extent required, the specific Shares to be sold, the respective purchase prices and public offering prices, the names of any such agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying Prospectus Supplement. See "Plan of Distribution." The Selling Stockholders reserve the sole right to accept and, together with such Selling Stockholders' agents, dealers or underwriters from time to time, to reject, in whole or in part, any proposed purchase of Shares to be made directly or through agents, dealers or underwriters.

      The aggregate proceeds to the Selling Stockholders from the sale of the Shares offered hereby (the "Offering") will be the purchase price of the Shares sold less the aggregate agents' commissions and underwriters' discounts, if any, and other expenses of issuance and distribution not borne by the Company. The Company will pay all of the expenses of the Offering other than agents' commissions and underwriters' discounts with respect to the Shares offered hereby and transfer taxes, if any. The Company will not receive any proceeds from the sale of the Shares offered hereby by the Selling Stockholders.

      The Selling Stockholders and any agents, dealers or underwriters that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in which case any commissions received by such agents, dealers or underwriters and any profit on the resale of the Shares purchased by them may be deemed underwriting commissions or discounts under the Securities Act.

      The Common Stock is listed on the NASDAQ National Market System under the symbol "SOFT."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
              THIS PROSPECTUS.  ANY REPRESENTATION TO THE
                     CONTRARY IS A CRIMINAL OFFENSE.


          THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT
            PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING.
             ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.


            The date of this Prospectus is November 30, 1995.

                         AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and proxy statements and other information with the Securities and Exchange Commission (the "SEC" or "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048, and Northwestern Atrium Center, 500
W. Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and copies may be obtained at the prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. In addition, the Shares are listed on the NASDAQ National Market System, and such materials can be inspected and copied at the NASDAQ National Market System, 1735 K Street, N.W., Washington, D.C. 20006.


             INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The Company hereby incorporates by reference the documents listed in
(a) through (c) below, which have previously been filed with the Commission.

            (a) The Company's Annual Report on Form 10-K for the fiscal year ended May 31, 1995;

            (b) all reports filed by the Company pursuant to
      Section 13(a) or 15(d) of the Exchange Act since May 31, 1995; and

            (c) the description of the Common Stock contained in the Company's registration statement on Form 8-A under the Securities Act dated September 14, 1982, and any amendments or reports filed for the purpose of updating such description.

      In addition, all documents subsequently filed with the Commission by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

      Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

                              THE COMPANY

      SofTech, Inc. (the "Company" or "SofTech") is a Massachusetts corporation incorporated on June 10, 1969. The Company's principal executive office is located at 460 Totten Pond Road, Waltham, Massachusetts 02154 and its telephone number at that location is (617) 890-6900.

                         SELLING STOCKHOLDERS

      The following table sets forth certain information with respect to the Selling Stockholders, including the number of shares of Common Stock beneficially owned by the Selling Stockholders, the number of Shares registered hereby and the percentage of shares of Common Stock held by the Selling Stockholders. There can be no assurance that all or any of the Shares offered hereby will be sold. If any are sold, the Selling Stockholders will receive all of the net proceeds from the sale of its Shares offered hereby. The Company has been advised by the Selling Stockholders that, notwithstanding the registration of its Shares pursuant to the Registration Statement of which this Prospectus is a part, the Selling Stockholders have no present intention to sell any of the Shares, but may in the future determine to do so. The amounts set forth are to the best of the Company's knowledge.

                                                    Number of Shares
                                                    of Common Stock                          Percentage of All
                                                    Owned                 Number of Shares   Outstanding Shares
Selling Stockholders                                Before the Offering   Being Registered   Of Common Stock

Barry M. Bennett & Elizabeth Ann Bennett JWROS      281,497               281,497            6.9%

      The Selling Stockholders acquired their shares of Common Stock pursuant to an Asset Purchase Agreement dated as of January 5, 1995 by and among Information Decisions, Incorporated, a wholly owned subsidiary of the Company ("IDI"), the Company, Micro Control, Inc. and the Selling Stockholders. Barry M. Bennett is currently the President of the IDI CAD Division.

                          PLAN OF DISTRIBUTION

      The Company will not receive any of the proceeds from this Offering. The Shares offered hereby may be sold by the Selling Stockholders from time to time, subject to certain volume and timing restrictions more fully described below, on the NASDAQ National Market System on terms to be determined by the Selling Stockholders at the time of such sales. The Selling Stockholders may also make private sales directly or through a broker or brokers. Alternatively, the Selling Stockholders may from time to time offer Shares to or through underwriters, dealers or agents, who may receive consideration in the form of discounts and commissions; such compensation, which may be in excess of ordinary brokerage commissions, may be paid by the Selling Stockholders and/or the purchasers of the Shares offered hereby for whom such underwriters, dealers or agents may act. The Selling Stockholders and any dealers or agents that participate in the distribution of the Shares offered hereby may be deemed to be "underwriters" as defined in the Securities Act, and any profit on the sale of such Shares offered hereby by them and any discounts, commissions or concessions received by any such dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. The aggregate proceeds to the Selling Stockholders from sales of the Shares offered by the Selling Stockholders hereby will be the purchase price of such Common Stock less any broker's commissions.

      To the extent required, the specific shares of Common Stock to be sold, the respective purchase prices and public offering prices, the names of any such agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying Prospectus Supplement.

      The Shares offered hereby may be sold from time to time, subject to certain volume and timing restrictions, in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. In order to comply with the securities laws of certain states, if applicable, the Shares offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

      Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Common Stock offered hereby may not simultaneously engage in market making activities with respect to the Common Stock for a period of two business days prior to the commencement of such distribution. Without limiting the foregoing, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rules 10b-2, 10b-6 and 10b-7, which may limit the timing of purchases and sales of the Company's Common Stock by the Selling Stockholders.

      The Company will pay substantially all the expenses incurred by the Selling Stockholders and the Company incident to the Offering and sale of the Shares to the public, but excluding any underwriting discounts, commissions or transfer taxes.

      The Company has agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.


      No person has been
authorized in connection with the
offering made hereby to give any
information or to make any
representation not contained in
this Prospectus and, if given or
made, such information or
representation must not be relied
upon as having been authorized by                281,497 Shares
the Company, the Selling
Stockholders or any other person.
 This Prospectus does not
constitute an offer to sell or a
solicitation of an offer to buy
any of the securities offered
hereby to any person or by anyone
in any jurisdiction in which it is               SofTech, Inc.
unlawful to make such offer or
solicitation.  Neither the
delivery of this Prospectus nor
any sale made hereunder shall,
under any circumstances, create                  Common Stock
any implication that the
information contained herein is
correct as of any date subsequent
to the date hereof.                              ______________

                                                   PROSPECTUS

        TABLE OF CONTENTS                        ______________

                               Page

Available Information            2

Incorporation of Certain
  Documents by Reference         2

The Company                      2

Selling Stockholders             2             November 30, 1995

Plan of Distribution             3